Exhibit 10.12(a)

Amendment No. 1 to the Blyth, Inc.

1994 Stock Option Plan for Non-Employee Directors

(as Amended and Restated as of April 4, 2002)

1.                           Section 2 of the Blyth, Inc. 1994 Stock Option Plan for Non-Employee Directors (as Amended and Restated as of April 4, 2002) (the “Plan”) shall be amended and restated in its entirety as follows:

“SHARES SUBJECT TO THE PLAN

The total number of shares (the “Shares”) of Common Stock for which options may be granted under the Plan shall not exceed 270,000 in the aggregate, subject to adjustment in accordance with Section 12 hereof. There will initially be reserved for issuance or transfer from the Corporation’s treasury upon the exercise of options granted under the Plan 270,000 Shares, subject to adjustment in accordance with Section 12 hereof.”

2.                           Section 4 of the Plan shall be amended and restated in its entirety as follows:

“ELIGIBILITY; GRANT OF OPTION

Each director of the Corporation who (a) is elected to office for the first time after March 1, 1994, and (b) is not, and has not been during the immediately preceding 12-month period, an officer or employee of the Corporation or any subsidiary of the Corporation (a “Participant”) shall automatically be a participant in the Plan. Options will be granted in the following manner:

(i)                         Each Participant who is elected to office for the first time after January 31, 2002 shall automatically be granted an option to acquire 10,000 Shares under the Plan, effective as of the date of such election.

(ii)                      Each Participant who will remain in office following the annual meeting of the Corporation to be held in June, 2002 and who was, on January 1, 2002, granted an option to acquire 1,500 Shares under the Plan, as then in effect, shall on the date of the Corporation’s annual meeting to be held in June, 2002, be granted an option to acquire 3,500 Shares under the Plan.

No Options shall be granted after May 31, 2003.”

3.                           Section 17 of the Plan shall be amended and restated in its entirety as follows:

“TERMINATION AND AMENDMENT OF PLAN

The Plan shall terminate on June 1, 2003.  Termination or any modification or amendment of the Plan shall not, without the consent of a Participant, affect his or her rights under an option previously granted to him or her.”

4.                                 This Amendment shall be effective as of June 1, 2003, subject to the approval of the majority of the stockholders of the Corporation of the Corporation’s 2003 Incentive Plan.  In the event that a majority of the stockholders of the Corporation do not approve the Corporation’s 2003 Incentive Plan, this Amendment shall be void, ab initio.

5.                           Except as specifically provided herein, the Plan shall remain in full force and effect.